                                                                    Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED EYECARE REPORTS FIRST QUARTER 2003 RESULTS

CHICAGO (May 7, 2003) - NovaMed Eyecare, Inc. (Nasdaq: NOVA), today reported results for the first quarter ended March 31, 2003. Net income from continuing operations in the first quarter of 2003 was $559,000, or $0.03 per share. Net income from continuing operations in the first quarter of 2002 was $1,009,000, or $0.04 per share, before the cumulative effect of a change in accounting principle. The first quarter 2003 results include a pre-tax gain on the sale of minority interests of $115,000.

     Net income, including discontinued operations and the cumulative effect of a change in accounting principle, was $563,000, or $0.03 per share, in the first quarter of 2003 as compared to a net loss of $891,000, or $0.04 per share, in the first quarter of 2002. The first quarter 2002 results included a charge of $1,803,000, or $0.07 per share, as a cumulative effect of a change in accounting principle related to the impairment of goodwill.

     For the first quarter ended March 31, 2003, total net revenue was $13,503,000 compared to $13,274,000 for the prior year first quarter. Net revenue from surgical facilities was $8,548,000, up 9% from $7,865,000 in the prior year first quarter, primarily due to a 38% increase in cataract procedures and a 23% increase in other procedures. This growth in procedures more than offset the 47% decrease in laser vision correction procedures. In the first quarter of 2003, revenue from laser vision correction procedures was down 52% from the same period last year and represented approximately 12% of surgical facilities revenue as compared to approximately 27% in the first quarter of 2002. Excluding revenue from laser vision correction procedures, surgical facilities revenue increased 31% over the prior year and 10% on a same-facility basis, which excludes revenue from our 2002 acquisitions. On a same-facility basis, which excludes procedures from our 2002 acquisitions, cataract procedures grew 17% and other procedures grew less than 1% over the prior year first quarter.

     Product sales and other revenue was $4,955,000 in the first quarter of 2003, a decrease of 8% over the prior year first quarter. This decrease is due, in part, to a year-to-year decline in revenue at one of our physician practice locations in the southeast primarily resulting from the departure of a physician. In addition, we experienced a decrease in sales at our wholesale lab business over the prior year which, we believe, is largely due to economic conditions.

     "Our first quarter is usually our slowest for cataract procedures so we are very pleased with our first quarter cataract procedure volume and growth over last year," commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. "We remain hopeful that the trend in our laser vision correction procedures will improve when the economy improves. Until then, our financial exposure to the laser vision correction business is significantly less than in prior periods due to the reduced contribution to our revenue that laser vision correction now represents."

     As of March 31, 2003, NovaMed had no outstanding borrowings under its credit facility and approximately $2.5 million in cash. "We currently have one new surgical facility under construction and are aggressively pursuing other acquisition and development opportunities," said Mr. Winjum. "We believe we are well positioned to close several of these transactions in 2003."

     NovaMed is one of the nation's leading owners and operators of practice-based, single specialty ambulatory surgery centers. It currently owns and operates 16 practice-based, single specialty ambulatory surgery centers and provides services under nine fixed-site laser services agreements. NovaMed's executive offices are located in Chicago, Illinois.

     As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, May 7, 2003. Investors can listen to the call over the Internet by visiting www.companyboardroom.com or at NovaMed's website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through June 6, 2003.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management's current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; reduced prices and reimbursement rates for surgical procedures; our ability to access capital to pursue our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed's business and prospects in its filings with the Securities and Exchange Commission, including the company's 2002

Form 10-K filed on April 14, 2003. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

                                      # # #

CONTACT

Scott T. Macomber
Executive Vice President and
Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

                              NovaMed Eyecare, Inc.
                 Condensed Consolidated Statement of Operations
         (Dollar amounts in thousands, except per share data; unaudited)

                                                                              Three months ended
                                                                                  March 31,
                                                                      ----------------------------------
                                                                           2003                2002
                                                                      --------------      --------------
Net revenue:
     Surgical facilities                                              $        8,548      $        7,865
     Product sales and other                                                   4,955               5,409
                                                                      --------------      --------------
         Total net revenue                                                    13,503              13,274
                                                                      --------------      --------------

Operating expenses:
     Salaries, wages and benefits                                              5,240               4,800
     Cost of sales and medical supplies                                        3,351               3,349
     Selling, general and administrative                                       2,879               2,746
     Depreciation and amortization                                               637                 619
                                                                      --------------      --------------
         Total operating expenses                                             12,107              11,514
                                                                      --------------      --------------

Income from continuing operations                                              1,396               1,760
Interest (income) expense, net                                                    (5)                108
Minority interest                                                                578                  38
Gain on sale of minority interests                                              (115)                  -
Other (income) expense, net                                                        2                 (68)
                                                                      --------------      --------------
Income from continuing operations before income taxes                            936               1,682
Income tax provision                                                             377                 673
                                                                      --------------      --------------

Net income from continuing operations before
     cumulative effect of change in accounting principle                         559               1,009
Net operating income from discontinued operations                                  4                  87
Net loss on disposal of discontinued operations                                    -                (184)
Cumulative effect of change in accounting principle                                -              (1,803)
                                                                      --------------      --------------

Net income (loss)                                                     $          563      $         (891)
                                                                      ==============      ==============

Earnings (loss) per common share - diluted:
     Earnings from continuing operations before
         cumulative effect of change in accounting principle          $         0.03      $         0.04
     Loss from discontinued operations                                             -               (0.01)
     Cumulative effect of change in accounting principle                           -               (0.07)
                                                                      --------------      --------------
     Net earnings (loss) per diluted share                            $         0.03      $        (0.04)
                                                                      ==============      ==============

Shares used in computing diluted earnings per share                           22,085              24,837
                                                                      ==============      ==============

Selected operating data:
     Number of surgical facilities as of end of period:
        ASCs                                                                      16                  14
        LVC centers and fixed-site laser agreements                                9                  13

     Number of surgical procedures performed:
        Cataracts                                                              5,718               4,149
        LVC                                                                    1,653               3,129
        Other eye surgery procedures                                           2,930               2,376
                                                                      --------------      --------------
         Total                                                                10,301               9,654
                                                                      ==============      ==============